Exhibit 99.8
Sales Agreement
Party A: Hubei Jinlong Cement Co., Ltd.
Party B: Shiyan Hangong Architectural Concrete Co., Ltd.
This Sales Agreement (the “Agreement”) is entered into by and between the above parties pursuant to the Contract Law of the People’s Republic of China.
     I. Product Name, Type, Quantity and Time of Shipment
1.	Party A agrees to sell and Party B agrees to buy “Xuan Long” Cement Products PC32.5, PO 42.5 (in bulk) and PO 52.5 (in bulk) (“Products”).

2.	Party A agrees to sell and Party B agrees to buy approximately 80,000 metric tons of the Products in the contract year.

3.	The time of shipment of the Products shall be based on Party B’s demand. Party B shall notify Party A of the quantity of Party B’s weekly demand of Products on each Monday.

4.	If Party B wants to change the quantity and time of shipment of Products, it shall send written notification to Party A in advance. Changes of the quantity or time of shipment cannot be made until Party B’s notification of such changes is confirmed by Party A. If Party A fails to provide the Products according to Party B’s demand when Party B sends shipping vehicles to Party A, Party A shall pay a compensation of RMB 50,000 to Party B and in such case, Party B has the right to terminate this Agreement. If Party fails to provide the Products due to reasons that are not subject to Party A’s control, such as long time power failure or failure of machinery, Party A shall send written notification to Party B 2 days in advance of the time of shipment. In addition, Party A shall arrange supply of Products some other sources.
     II. Price of Products
The selling price of the Products shall be based on the market price and cost of production. If the increase or decrease of market price is over RMB 30 per metric ton, Party A has the right to adjust the selling price without Party B’s prior consent. The adjustment shall be within 50% of the increase or decrease of market price.

Current price of Products:
•	PC 32.5 Cement in bulk: RMB 220/metric ton

•	PO 42.5 Cement in bulk: RMB 260/metric ton

•	PO 52.5 Cement in bulk: RMB 380/metric ton
     III. Inspection and Acceptance
The quantity of purchased Products in book shall be consistent with the weight note when the Products are shipped by Party A while a difference of no more than 3‰ is allowed. Party A shall be responsible for any difference over 3‰. If the difference is over 5‰, Party B shall request an on-site inspection of the weighing facilities with Party A. If the parties disagree with the inspection result, the parties shall request a weight note from a third party for the Products in question. The parties shall compare their weighing results once a month.
     IV. Place of Shipment and Shipping Expenses
The Products shall be shipped by Party B’s vehicles. Party B shall undertake all shipping expenses.
     V. Method of Payment

Party B shall make monthly payment between the 15th and 20th days of a month for the Products purchased in the previous month. Party B shall clear all payments if the Agreement is terminated.
     VI. Quality Control
1.	It is required that Products sold by Party A shall meet the state-set standards (GB175-2007). The intensity of PO 42.5 cement shall be no less than 47MPA in 28 days. The intensity of PC 32.5 cement shall be no less than 36MPA in 28 days (1MPA difference is allowed).

2.	Inspection: Party A shall inspect the Products before the Products are shipped to Party B. Party A shall be responsible for quality related issues of the Products in three months from the date that Products are sealed.

3.	Dispute: If any quality related incident happened on Party B’s site, Party A shall have the obligation to assist Party B on solving the incident. If Party A fails to respond to such incident within 7 days after receipt of Party B’s written notification, Party A shall compensate for any damages caused to Party B.

4.	The parties shall submit any quality related dispute to a cement quality inspection authority on or above provincial level. The expenses of resolving such dispute shall be undertaken by the party who, according to the judgment of the authority, should be responsible for the quality related issue.

5.	Advance: Party A shall advance an amount of RMB 2,000,000 to Party B for purchase of Products. Such amount shall be fully returned to Party A within 15 days upon the expiration or termination of this Agreement. No interest shall be accrued from the advance. Party B shall be subject to a late fee of 1/1,000 per day of amount due if Party B fails to make payment on time. If Party B is over 60 days late to pay, Party B shall pay damage of 20% of the contract amount in addition to the mentioned late fee.
     VII. Breach of Agreement
1.	If the quality of Products does not meet the requirements under the Product Quality Law, Party A shall compensation any damages caused to Party B.

2.	Party B shall not sell the Products to other regional market or terminal users. If so, Party B shall pay damage that is equivalent to three times of the total purchased amount.
     VIII. Any unsettled matter under this Agreement shall be resolved through further consultation between the parties.
     IX. Miscellaneous
1.	This Agreement is effective for one year from the execution date to April 4, 2011.
2.	This Agreement will be no longer effective upon expiration of the above term.

3.	This Agreement is executed into four duplicates. Each party shall hold two duplicates.
Party A: /s/ [Signature of Authorized Representative and Corporate Stamp]
Hubei Jinlong Cement Co., Ltd.
Party B: /s/ [Signature of Authorized Representative and Corporate Stamp]
Shiyan Hangong Architectural Concrete Co., Ltd.
April 6, 2010